EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
MAF Bancorp, Inc.:

We consent to incorporation by reference and to the reference to our firm under the heading "Experts" in the registration statement on Form S-8 of MAF Bancorp, Inc. of our report dated August 21, 1995, relating to the consolidated statements of financial condition of MAF Bancorp, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1995, which report appears in the June 30, 1995, annual report on Form 10-K of MAF Bancorp, Inc.


                                    /s/ KPMG PEAT MARWICK LLP


Chicago, Illinois
June 17, 1996


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